CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Multi-Sector Account Portfolios, Inc., of our reports dated April 18, 2024, relating to the financial statements and financial highlights, which appear in the T. Rowe Price Mortgaged-Backed Securities Multi-Sector Account Portfolio’s (one of the funds constituting T. Rowe Price Multi-Sector Account Portfolios, Inc.) Annual Reports on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2024